Filed Pursuant to Rule 424(b)(5)

Registration File No. 333-184540

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor are we seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 5, 2013)

Shares

Common Stock

$ per share

Speed Commerce, Inc. is offering           shares of its common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol “SPDC.” On September 24, 2013, the last reported sale price of our common stock on the Nasdaq Global Market was $3.59 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before making an investment decision.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page S-5 of this prospectus supplement for a description of the compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase a total of up to         additional shares of common stock on the same terms and conditions set forth above.

The underwriters expect to deliver shares of common stock to purchasers on                   , 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Stifel

Co- Manager

Lake Street Capital Markets

The date of this prospectus supplement is                     , 2013.

ACCOMPANYING PROSPECTUS

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act. We have not, and the underwriters have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities being offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement in accordance with Rule 412 under the Securities Act of 1933, as amended, or the “Securities Act.”

When used in this prospectus supplement and the accompanying prospectus, the terms “Speed Commerce,” “we,” “our” and “us” refer to Speed Commerce, Inc., a Minnesota corporation, and its consolidated subsidiaries, unless otherwise specified.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” All statements included in this prospectus supplement and the accompanying prospectus (including any document incorporated by reference herein or therein), other than those that are historical, are forward-looking statements.

You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “forecasts,” “projects,” “could,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates,” “hopes,” and similar expressions, whether in the negative or affirmative. We wish to caution you that any forward-looking statements made by us or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These statements are only predictions and speak only of our views as of the date the statements were made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity and/or performance or achievements. We do not assume any obligation to update or revise any forward-looking statements that we make, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations herein and in our most recent Annual Report on Form 10-K filed with the SEC on May 29, 2013 including, without limitation, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation”, Quarterly Report on Form 10-Q filed with the SEC on August 8, 2013 including, without limitation, under the captions “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other documents we file with the SEC and that are incorporated herein by reference, all of which you should review carefully. Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

Factors that could cause actual results to differ materially from those discussed in any forward-looking statement include, but are not limited to:

●	our discretionary use of the proceeds from this offering;

●	the amount of dilution in net tangible book value that new investors will immediately suffer in this offering;

●	our dependence on significant vendors and manufacturers and the popularity of their products;

●	technological developments, particularly software as a service application, electronic transfer and downloading could adversely impact sales, margins and results of operations;

●	our restructuring efforts, including our relocation, may have unpredictable outcomes, including the possibility of us incurring additional restructuring charges;

●	the seasonality and variability in our business and decreased sales could adversely affect our results of operations;

●	growth of non-U.S. sales and operations could increasingly subject us to additional risks that could harm our business;

●	our ability to meet our significant working capital requirements or if working capital requirements change significantly;

S-iii

●	product returns or inventory obsolescence could reduce sales and profitability or negatively impact our liquidity;

●	our e-commerce and fulfillment service fee revenue and gross margin are dependent upon transaction volume, which volume may differ from our projections;

●	certain of our service fee client contracts are terminable at will or contain penalty provisions;

●	the expected benefits of the Speed acquisition may not be realized, and the indemnification obligations owed to us in connection with that transaction may be insufficiently supported;

●	future acquisitions or divestitures could disrupt business, including the potential failure of successfully integrating future-acquired companies;

●	our ability to use net operating loss carryforwards to reduce future tax payments may be limited;

●	we may be unable to refinance our debt facility and our debt agreement limits operating and financial flexibility; and

●	our e-commerce business has inherent cybersecurity risks that may disrupt our business.

All forward-looking statements in this prospectus supplement and the accompanying prospectus (including any document incorporated by reference herein or therein) are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, when making an investment decision.

Speed Commerce, Inc.

We offer a vertically integrated, multi-channel platform of e-commerce services and distribution solutions to retailers and manufacturers. We offer retail distribution programs, website development and hosting, customer care, e-commerce fulfillment, and third party logistics services. Since our founding in 1983, we have established retail distribution relationships with major retailers including Best Buy, Wal-Mart/Sam’s Club, Apple, Amazon, Costco Wholesale Corporation, Staples, Target, Office Depot and OfficeMax, and we distribute to nearly 31,000 retail and distribution center locations throughout the United States and Canada. In November 2012 we acquired Speed Commerce Corp. (f/k/a/ SpeedFC, Inc.) (“Speed”), a leading provider of end-to-end e-commerce services. This acquisition allows us to provide a broad array of e-commerce services that includes website development and integration, web hosting, cross-channel order management and reporting, and fulfillment and customer care to online retailers and manufacturers. Beginning in the quarter ended December 31, 2012, we changed our reporting segments in connection with the acquisition of Speed. We previously reported segment information under two reporting segments including Distribution and Publishing. Our business currently operates through two business segments: Distribution and E-Commerce and Fulfillment Services.

Distribution. Through our distribution business, we distribute computer software, consumer electronics and accessories, and video games and sell proprietary software products for the PC and Mac platforms. The distribution business focuses on providing a range of value-added services, including vendor-managed inventory, electronic and internet-based ordering and gift card fulfillment. Our vendors include Symantec Corporation, Kaspersky Lab, Inc., Corel Corporation, Webroot Software, Inc., Nuance Communications, Inc., and McAfee, Inc. Our proprietary software business (“Encore”) packages, brands, markets and sells directly to consumers, retailers, third party distributors and our distribution business. These proprietary software products fall mainly into the print, personal productivity, education, family entertainment, and home and landscape architectural design software categories. Titles include The Print Shop, Print Master, Advantage, Mavis Beacon Teaches Typing, Punch Home Design, Bicycle and Hoyle PC Gaming.

E-commerce and Fulfillment Services. Through our e-commerce and fulfillment services business, we provide web platform development and hosting, fulfillment, order management, logistics and call center capabilities which provide customers with easy to implement, cost-effective, transaction-based services and information management tools.

Recent Developments

Effective September 9, 2013 we changed our name to Speed Commerce, Inc. from Navarre Corporation, and effective September 12, 2013, our Nasdaq Global Market ticker symbol changed to “SPDC” from “NAVR.”

Company Information

We were incorporated in Minnesota in 1983. Our principal executive offices are located at 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081, and our telephone number is (866) 377-3331. Our website is located at www.speedcommerce.com. Except for information specifically incorporated herein by reference, the information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us in this offering	shares of common stock

Common stock to be outstanding after this offering	shares of common stock

Use of proceeds

We intend to use the net proceeds from this offering for general corporate and working capital purposes, including capital expenditures, as well as for potential acquisitions. Pending such uses, the net proceeds will be held in highly liquid investments. See “Use of Proceeds” on page S-4 of this prospectus supplement.

NASDAQ Global Market symbol	SPDC

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 56,242,162 shares outstanding as of June 30, 2013. The number of shares outstanding as of June 30, 2013, as used throughout this prospectus supplement, unless otherwise indicated, excludes:

●

up to 3,062,496 shares of common stock that may be issued upon the exercise of outstanding options as of June 30, 2013 pursuant to our equity incentive plans at a weighted-average exercise price of $1.96 per share; and

●	up to 2,260,726 shares of common stock reserved for future issuance under our equity incentive plans.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to               additional shares to cover over-allotments, if any.

RISK FACTORS

An investment in our securities involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act, before you decide to invest in our common stock. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and therein, including our financial statements and the notes to those statements and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other shareholders may disagree.

We intend to use the net proceeds from this offering for general corporate and working capital purposes, including capital expenditures, as well as for potential acquisitions. Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Investors in this offering will suffer immediate and substantial dilution in the net tangible book value per share of our common stock.

Because the price per share of our common stock in this offering is higher than the net tangible book value per share of common stock, investors in this offering will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Based on an offering price of $        per share, if you purchase shares in this offering, you will suffer immediate and substantial dilution of approximately $       per share in the net tangible book value of our common stock. See “Dilution” on page S-4 of this prospectus supplement for a more detailed discussion of the dilution you will incur in this offering.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Immediately following this offering, we expect to have outstanding an aggregate of approximately shares of common stock. A substantial majority of the outstanding shares of our common stock are, and all of the shares sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933 unless these shares are purchased by affiliates. In addition, as of June 30, 2013, 3,062,496 shares of our common stock were issuable upon exercise of outstanding options and up to 2,260,726 shares of common stock were available for issuance under our equity incentive plans.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $              (or approximately $            if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discounts and commissions (as well as a maximum of $100,000 payable by us to the underwriters for legal and other expenses incurred by them in connection with this offering, and a $370,000 financial advisory fee payable to Lake Street Capital Markets, LLC, as described in “Underwriting”) and other estimated offering expenses payable by us, which include legal, accounting and printing fees. We intend to use the net proceeds from this offering for general corporate and working capital purposes, including capital expenditures, as well as for potential acquisitions. Pending such uses, the net proceeds will be held in highly liquid investments.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering                   shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” beginning on page 22 of the accompanying prospectus.

DILUTION

Our net tangible book value as of June 30, 2013, was approximately $(2.5) million, or $(0.04) per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. Assuming the sale by us of         shares at the public offering price of $     per share and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value as of June 30, 2013, would have been approximately $       million, or $       per share of common stock. This represents an immediate increase in net tangible book value of $      per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $       per share to new investors participating in this offering. The following table illustrates this per share dilution:

Offering price per share		$
Net tangible book value per share as of June 30, 2013	$(0.04)
Increase per share attributable to new investors after giving effect to this offering
Pro forma net tangible book value per share after this offering
Pro forma dilution in net tangible book value per share to new investors		$

The number of shares of common stock outstanding used for existing shareholders in both the table and calculations above is based on 56,242,162 shares of common stock issued and outstanding as of June 30, 2013 and excludes:

•

up to 3,062,496 shares of common stock that may be issued upon the exercise of outstanding options as of June 30, 2013 pursuant to our equity incentive plans at a weighted-average exercise price of $1.96 per share; and

•	up to 2,260,726 shares of common stock reserved for future issuance under our equity incentive plans.

If the underwriters exercise their over-allotment option to purchase additional shares in full, our net tangible book value per share after giving effect to this offering will increase to $     , which represents an increase in the net tangible book value of $      per share to our existing shareholders and an immediate dilution in net tangible book value of $      per share to new investors participating in this offering.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and Stifel, Nicolaus & Company, Incorporated, as representative of the several underwriters, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares set forth opposite its name below:

Underwriter	Number of Shares
Stifel, Nicolaus & Company, Incorporated
Lake Street Capital Markets, LLC
Total

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits the underwriters to purchase and pay for all of the shares listed above if any are purchased.

The underwriters expect to deliver the shares to purchasers on or about              , 2013.

Over-Allotment Option

We have granted a 30-day over-allotment option to the underwriters to purchase up to a total                        of additional shares of our common stock from us at the public offering price, less the underwriting discount payable by us, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $ per share of common stock to other dealers. After this offering, the offering price and other selling terms may be changed by the representative. Our shares are offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public offering price	$	$	$	$
Underwriting discount	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

In addition, we have agreed to reimburse the underwriters for the fees and expenses incurred by them in connection with the offering in an amount not to exceed $100,000. The Company has also agreed to pay Lake Street Capital Markets, LLC, one of the underwriters in this offering, a financial advisory fee of $370,000.

Indemnification of Underwriters

We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

The underwriters required all of our directors and executive officers to agree not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, subject to certain exceptions, without the prior written consent of the representative, for a period of 90 days after the date of this prospectus supplement.

Notwithstanding the foregoing, if: (a) during the last 17 days of this 90-day period, we release or publish financial results or results from operations or announce material news or a material event; or (b) prior to the expiration of this 90-day period, we announce that we will release or publish financial results or results from operations during the 16-day period following the last day of the 90-day period, then in each case the above restrictions will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, subject to certain exceptions, unless the representative waives, in writing, such extension.

We have agreed that for a period of 90 days after the date of this prospectus supplement, subject to extension as described above, we will not, without the prior written consent of the representative, offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities that are substantially similar to the common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or any such substantially similar securities, except for:

●	the shares offered in this offering;

●	the shares of common stock issuable upon conversion or exercise of convertible or exercisable securities outstanding on the date of this prospectus supplement; and

●	the shares of our common stock that are issued under our existing equity incentive plans.

Listing

Our common stock is traded on the Nasdaq Global Market under the symbol “SPDC.”

Passive Market-Making

In connection with the offering, the underwriters may engage in passive market-making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion and distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Short Sales, Stabilizing Transactions, and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Securities and Exchange Commission.

Short sales. Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions. The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

The transactions above may occur on the Nasdaq Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Miscellaneous

The underwriters may in the future provide various investment banking and other financial services for us for which services they may receive customary fees.

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriters represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriters represent and agree that:

(a)

they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by them in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Our counsel, Winthrop & Weinstine, P.A., Minneapolis, Minnesota, will pass upon the validity of the securities being offered hereby. The underwriters are being represented in connection with this offering by Goodwin Procter LLP, New York, New York.

EXPERTS

With respect to the Company, the audited consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting are incorporated by reference into this prospectus supplement and elsewhere in the registration statement to which this prospectus supplement relates in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, as amended, under the Securities Act with respect to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus supplement and the accompanying prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.speedcommerce.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus supplement and the accompanying prospectus. We hereby incorporate by reference the following documents into this prospectus supplement and the accompanying prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on May 29, 2013;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 8, 2013;

●	our Current Reports on Form 8-K, filed with the SEC on May 29, 2013, May 30, 2013, June 14, 2013, June 26, 2013, June 27, 2013, June 28, 2013, July 12, 2013, August 15, 2013, and September 9, 2013;

●	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

●	The description of our common stock contained in the Registration Statement on Form 8-A filed November 1993, including any amendments or reports for the purpose of updated such information.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus from the respective dates of the filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Speed Commerce, Inc., Attn: Secretary, 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081, or call (866) 377-3331.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 184540

PROSPECTUS

$20,000,000

Navarre Corporation

Shares of

Preferred Stock

Common Stock

We may offer and sell from time to time up to $20,000,000 of shares, in the aggregate, of our preferred stock or common stock, no par value.

We will provide specific terms of these shares and the offering in supplements to this prospectus for each offering of our preferred or common stock. Any prospectus supplement may also add, update or change information in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

This prospectus includes $20,000,000 in aggregate initial public offering price of securities that were previously registered pursuant to Registration Statement on Form S-3 (Registration No. 333-161514) that were not sold thereunder.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “NAVR.” On January 23, 2013, the last reported sale price for our common stock reported on Nasdaq was $2.10 per share.

We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12-month period that ends on and includes the date of this prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, dealers or agents or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of the shares, see “Plan of Distribution” in this prospectus.

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “Navarre” refer to Navarre Corporation and its consolidated subsidiaries.

Investing in our securities is highly speculative and involves a high degree of risk.

See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell our preferred and common stock as described in this prospectus in one or more offerings for total proceeds of up to $20,000,000.

This prospectus provides you with a general description of our preferred and common stock and the offering. Each time we offer preferred stock or common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” in this prospectus.

For investors outside the United States: We have done nothing that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement and information to which we have referred you, including the information incorporated by reference. We have not authorized anyone to provide you with different information. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date. You must not rely on any unauthorized information or representation. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

ii

iii

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying our securities. You should read the entire prospectus carefully, especially the “Risk Factors” section in this prospectus, and our financial statements, related notes and other information incorporated by reference into this prospectus before deciding to invest in our securities.

Our Business

Navarre Corporation is a vertically integrated, full-service platform for retailers and manufacturers that uniquely offers multi-channel sales solutions, including retail distribution programs, e-commerce fulfillment and third party logistics services. Our solutions support both direct-to-consumer (“DTC”) and business-to-business (“B2B”) sales channels. We are also a publisher of computer software.

Since our founding in 1983, we have established distribution relationships with major retailers including Best Buy, Wal-Mart/Sam’s Club, Apple, Amazon, Costco Wholesale Corporation, Staples, Target, Office Depot and OfficeMax. We distribute to nearly 31,000 retail and distribution center locations throughout the United States and Canada. We believe our established relationships throughout the supply chain permit us to offer products to our internet-based and retail customers and to provide our vendors with access to broad retail channels. In order to participate in the growing revenue streams resulting from e-commerce and fulfillment services, we are expanding the business services we offer.

Our business operates through two business segments - Distribution and Publishing.

Through our distribution business, we distribute computer software, consumer electronics and accessories and video games and provide fee-based logistical services. Our distribution business focuses on providing a range of value-added services, including electronic and internet-based ordering and gift card fulfillment. Our vendors include Symantec Corporation, Kaspersky Lab, Inc., Corel Corporation, Webroot Software, Inc., Nuance Communications, Inc., and McAfee, Inc. and our own publishing business.

Through our publishing business, we own or license various computer software brands. Our publishing business packages, brands, markets and sells directly to consumers, retailers, third-party distributors and our distribution business. Our publishing business currently consists of Encore Software, Inc. (“Encore”).

Encore publishes a variety of software products for the PC and Mac platforms. These products fall mainly into the print, personal productivity, education, family entertainment, and home and landscape architectural design software categories. Titles include The Print Shop, Print Master, Advantage, Mavis Beacon Teaches Typing, Punch Home Design, Bicycle and Hoyle PC Gaming. In addition to retail publishing, Encore also sells directly to consumers through its e-commerce websites.

On May 17, 2010, Encore completed the acquisition of substantially all of the assets of Punch!, a leading provider of home and landscape architectural design software in the United States. The acquisition of Punch! expanded our content ownership and our strategy to enhance gross margins.

We sold FUNimation Productions, Ltd. (“FUNimation”), a leading anime content provider, on March 31, 2011.

In fiscal 2009, a former component of our publishing business, BCI Eclipse Company, LLC (“BCI”), began winding down its licensing operations related to budget home video, and the wind-down was completed during the fourth quarter of fiscal 2010.

During October 2011, we implemented a series of initiatives, including a reduction in workforce and simplification of business structures and processes across the Company’s operations. Substantially all restructuring activities were complete by March 31, 2012. These actions were intended to increase operating efficiencies and provide additional resources to invest in product lines and service categories in order to execute our long-term growth strategy. In conjunction with the initiatives described above, we reviewed our portfolio of businesses to identify poor performing activities and areas where continued business investments would not meet our requirements for financial returns (collectively, “Restructuring Plan”).

Recent Events

On November 20, 2012, we acquired all of the equity interests from all of the stock and option holders (the “SFC Equityholders”) of SpeedFC, Inc. (a Delaware corporation), through a merger of that entity with and into our wholly-owned subsidiary, now named SpeedFC, Inc., a Minnesota corporation (“SpeedFC”)(the transaction, the “SpeedFC Merger”). SpeedFC is a leading provider of e-commerce services to retailers and manufacturers and is part of our Distribution segment. For more information regarding SpeedFC and the SpeedFC Merger please see our Current Reports on Form 8-K and 8-K/A filed with the SEC on November 21, 2012 and January 25, 2013, respectively, which are incorporated herein by reference.

Company Information

We were incorporated in Minnesota in 1983. Our principal executive offices are located at 7400 49th Avenue North, New Hope, Minnesota 55428, and our telephone number is (763) 535-8333. Our website is www.navarre.com. The information contained on our website is not a part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only.

Risk Factors

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

General Description of Securities We May Offer

We may offer shares of our preferred or common stock from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the preferred or common stock we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and the shares being offered and the terms under which they are being offered. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the Registration Statement of which this prospectus is a part at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Use of Proceeds

Except as otherwise may be described in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds from the sale of the offered preferred or common stock to our general funds. These funds will be used for general corporate purposes, including capital expenditures, repayment of long term and short term debt, working capital and the financing of future acquisitions. We may also invest funds which are not required immediately in short-term, investment grade securities.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “NAVR.” We have not applied to list our common stock on any other exchange or quotation system.

RISK FACTORS

An investment in our securities involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by any forward-looking statement. In particular, you should consider the numerous risks outlined below. These risk factors are not exhaustive. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In evaluating our business, prospective investors should carefully consider the risk factors in addition to the other information included or incorporated by reference in this prospectus.

Risks Relating to Our Business and Industry

We derive a substantial portion of our total net sales from two customers. A reduction in sales to either of these customers, or another significant customer, could have a material adverse effect on our net sales and profitability.

For the fiscal year ended March 31, 2012, net sales to Best Buy and Wal-Mart/Sam’s Club, represented approximately 28% and 16%, respectively, of our total net sales, and, in the aggregate, approximately 44% of our total net sales. For the fiscal year ended March 31, 2011, net sales to Best Buy and Wal-Mart/Sam’s Club, represented approximately 33% and 17%, respectively, of our total net sales, and, in the aggregate, approximately 50% of our total net sales. For the fiscal year ended March 31, 2010, net sales to Best Buy and Wal-Mart/Sam’s Club accounted for approximately 34% and 19%, respectively, of our total net sales, and, in the aggregate, approximately 53% of our total net sales. Substantially all of the products we distribute to these customers are supplied on a non-exclusive basis under arrangements that may be cancelled without cause and upon short notice. These arrangements do not include such material terms as the price of the goods purchased but rather principally address operational requirements of the transactions. None of our retail customers are required to make minimum purchases, including our largest customers. If we are unable to continue to sell our products to either of these customers, are unable to maintain our sales to these customers at current levels and cannot find other customers to replace these sales, or we receive a significant amount of returns from these customers, there would be an adverse impact on our net sales and profitability. We believe sales to these customers will continue to represent a significant percentage of our total net sales but there can be no assurance that we will continue to receive a significant amount of revenue from sales to any specific customer.

The loss of a significant vendor or manufacturer or a decline in the popularity of its products could negatively affect our product offerings and reduce our net sales and profitability.

A significant portion of net sales in recent years has been due to sales of computer software provided by software publishers such as Symantec Corporation and Kaspersky Lab, Inc. Symantec products accounted for approximately $92.8 million, $85.8 million and $102.9 million in net sales in the fiscal years ended March 31, 2012, 2011 and 2010, respectively. We have agreements in place with each of the vendors whose products we distribute, but, in most instances, such agreements are short-term in nature and may be cancelled without cause and upon short notice, typically 30 days. The agreements typically cover the right to distribute in the United States and Canada, but do not restrict the vendors from distributing their products through other distributors or directly to retailers and do not guarantee product availability to us for distribution. These agreements allow us to purchase the vendors’ products at a wholesale price and to provide various distribution and fulfillment services in connection with the vendors’ products. We believe these arrangements are standard for such vendors and are essentially operational requirements. If we were to lose our right to distribute products of any of the above computer software publishers or the popularity of such product were to decrease, our net sales and profitability would be adversely impacted.

Our future growth and success depends partly upon our ability to procure and renew popular product distribution agreements and to sell the underlying products. There can be no assurance that we will enter into new distribution agreements or that we will be able to sell products under existing distribution agreements. Further, our current distribution agreements may be terminated on short notice. The loss of a significant vendor could negatively affect our product offerings and, accordingly, our net sales. Similarly, a decrease in customer demand for such products could negatively affect our net sales.

Technology developments, particularly software as a service application, electronic transfer and downloading, could adversely affect our net sales, margins and results of operations.

The majority of our products are marketed and delivered on a physical delivery basis. If delivery of these products through software as a service applications (SaaS), on-demand offerings or technology transfers, such as electronic downloading through the internet or otherwise becomes more prevalent, then our retail and wholesale distribution business could be negatively impacted. As electronic transfer, on-demand and manufacturer software service applications grow, competition will continue to intensify and could negatively impact our net sales and margins. Furthermore, we may be required to spend significant capital to enter or participate in these delivery channels, or it may not be feasible for us to participate in these delivery channels if they are developed without the utilization of traditional distribution and retail structures. If we are unable to develop necessary vendor and customer relationships to facilitate entry into these markets or delivery methods or if the terms of these arrangements are not as favorable as those related to our physical product sales, our business may be materially harmed.

Our market is subject to rapid technological change and to compete we must continually enhance our systems to comply with evolving standards.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our services and the underlying infrastructure. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected. The internet and e-commerce environments are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to both internally develop and license leading technologies to enhance our existing services and to develop new services. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of proprietary technology involves significant technical and business risks. We may fail to develop new technologies effectively or to adapt our proprietary technology and systems to client requirements or emerging industry standards.

Our revenues are dependent on consumer preferences and demand, which can change at any time.

Our business and operating results depend upon the appeal of product concepts and programming to consumers, including the trends in the toy, game, computer software and entertainment businesses. A decline in the popularity of existing products or the failure of product concepts to achieve and sustain market acceptance could result in reduced overall revenues, which could have a material adverse effect on our financial condition and results of operations. Consumer preferences with respect to entertainment are continuously changing, are difficult to predict and can vary over time. There can be no assurance that:

•	any of the current product concepts will continue to be popular for any significant period of time;
•	any new product concepts will achieve commercial acceptance or be made available to us; or
•	any product’s life cycle will be sufficient to permit adequate profitability to recover license advances, guarantees, royalties, development, marketing and other costs.

Our failure to successfully anticipate, identify and react to consumer preferences could have a material adverse effect on revenues, profitability and results of operations. In addition, changes in consumer preferences may cause our revenues and results of operations to vary significantly between comparable periods.

We recently restructured our operations, which may result in additional or unanticipated restructuring charges, and we may not be able to achieve the cost savings expected from these restructuring efforts.

To improve our profitability, we implemented a series of restructuring initiatives during fiscal 2012. These changes were made principally to transition away from facilities, business processes and other assets that were in place to support now divested and non-core businesses. These changes were also designed to support high-growth opportunities in the distribution of consumer electronics and accessories, to enhance e-commerce fulfillment business and to increase our market expansion in Canada. The Restructuring Plan is expected to generate annualized, pre-tax cost savings of $5.5-$6.5 million when fully implemented in fiscal year 2013.

However, we may not be able to achieve the level of benefits that we expect to realize from these or any future restructuring activities, within expected timeframes, or at all. Changes in the amount, timing and character of charges related to our current or future restructurings and the failure to complete, or a substantial delay in completing, our current and any future restructuring plan could have a material adverse effect on our results of operations.

A continued deterioration in the businesses or markets of significant customers, could harm our business.

During weak economic times there is an increased risk that certain of our customers will, among other things, reduce orders, delay payment for product purchased, or increase product returns. Our revenues could negatively be affected by a number of factors, including the following:

•	the credit available to our customers;
•	the opening and closing of retail stores;
•	product marketing and promotional activities; and
•	general economic changes affecting the buying pattern of consumers, particularly those changes affecting consumer demand for our products.

In addition, if a customer files for bankruptcy, we may be required to forego collection of pre-petition amounts owed and to repay amounts remitted to us during the 90-day preference period preceding the filing. The bankruptcy laws, as well as specific circumstances of each bankruptcy, may limit our ability to collect pre-petition amounts. Although we believe that we have sufficient reserves to cover our exposure resulting from anticipated customer difficulties, bankruptcies or defaults, we can provide no assurance that such reserves will be adequate. If they are not adequate, our business, operating results and financial condition could be adversely affected.

Our business is seasonal and variable in nature and, as a result, the level of sales and profitability during our peak season could adversely affect our results of operations and liquidity.

Traditionally, our third quarter (October 1-December 31) has accounted for our largest quarterly revenue figures and a substantial portion of our earnings. Our third quarter accounted for 31.9%, 30.0% and 25.4% of our net sales for the fiscal years ended March 31, 2012, 2011 and 2010, respectively. As a distributor of products ultimately sold to consumers, our business is affected by the pattern of seasonality common to other suppliers of retailers, particularly during the holiday season. Because of this seasonality, if we or our customers experience a weak holiday season or poor weather conditions, or if we provide price protection for sales during the holiday season or decide to increase our inventory levels to meet anticipated customer demand, our financial results and liquidity could be negatively affected. Our borrowing levels and inventory levels typically increase substantially during the holiday season.

Growth of our non-U.S. sales and operations could subject us to additional risks that could harm our business.

Recently, we have generated increasing amounts of sales outside of the Unites States, mainly in connection with our Canadian operations. Although increasing in number, we have a limited number of customers in Canada. The majority of the sales and purchasing activity related to these customers results in receivables and accounts payables denominated in Canadian dollars. These transactions expose us to foreign currency exchange risks because gain or loss on these activities is a function of the foreign exchange rate, over which we have no control. In addition, our non-U.S. operations are subject to a variety of risks, which could cause fluctuations in our results. These additional risks include, but are not limited to:

•	compliance with foreign regulatory and market requirements;
•	variability of foreign economic, political and labor conditions;
•	changing restrictions imposed by regulatory requirements, tariffs or other trade barriers or by U.S. import and export laws;
•	potentially adverse tax consequences;
•	difficulties in protecting intellectual property;
•	burdens of complying with foreign laws; and
•	as we generate cash flow in non-U.S. jurisdictions, we may experience difficulty transferring such funds to the U.S. in a tax efficient manner.

Any one or more of these factors could have an adverse effect on our business, financial condition and operating results.

We rely on insurance to mitigate some risks facing our business, and to the extent our insurance does not mitigate such risks or our insurers are unable to meet their obligations, our operating results may be negatively impacted.

We contract for insurance to cover certain potential risks and liabilities. It is possible that we may not be able to purchase enough insurance to meet our needs, may have to pay very high prices for the coverage we do obtain, have very high deductibles or may not be able to, or may choose not to, acquire any insurance for certain types of business risk. This could leave us exposed to potential claims. If we were found liable for a significant, underinsured or uninsured claim in the future, our operating results could be negatively impacted. Also, to the extent the cost of maintaining insurance increases, our operating results could be negatively affected. Additionally, we are subject to the risk that one or more of our insurers may become insolvent and would be unable to pay a claim that may be made in the future. There can be no assurance that our insurance will be adequate to protect us from pending and future claims. In addition, we are required to maintain insurance coverage under some of our agreements with our clients. If we are not able to or do not maintain the required insurance coverage, we could breach those agreements.

Increased counterfeiting or piracy may negatively affect the demand for our home entertainment products.

Certain product categories that we sell can be adversely affected by counterfeiting, piracy and parallel imports, and also by websites and technologies that allow consumers to illegally download and access this content. Increased proliferation of these alternative access methods to these products could impair our ability to generate net sales and could cause our business to suffer.

We may not be able to successfully protect our intellectual property rights.

We rely on a combination of copyright, trademark and other proprietary rights laws to protect the intellectual property we license. Third parties may try to challenge the ownership of such intellectual property by us or our licensors. In addition, our business is subject to the risk of third parties infringing on our intellectual property rights or those of our licensors and producing counterfeit products. If we need to resort to litigation in the future to protect our intellectual property rights or those of our licensors, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business and competitive position.

As a result of current economic conditions, intellectual property we license may be subject to heightened non-litigation risks, as well, including the risk that our licensors or their parents, subsidiaries or affiliates may seek protection under bankruptcy laws. Although we believe that we would continue to retain our rights to license intellectual property in such circumstances, there can be no assurance that our rights or our licensors obligations (including any obligation to provide, among other things, updates to licensed intellectual property or software updates) would not be modified, reduced or eliminated in a bankruptcy proceeding. Such a result could significantly harm our business and financial results.

Our failure to diversify our business could harm us.

We are continuing our efforts to diversify our business. This has placed, and will continue to place, demands on our personnel, as well as on our operational and financial infrastructure. To effectively manage our diversification efforts, we will need to continue to expand, improve and adapt our personnel, operations, infrastructure and our financial and information management systems and continue to implement adequate controls. These enhancements and improvements are likely to be complex and could require significant operating expenses, capital expenditures and allocation of valuable management resources. We may also have to expand our management team by recruiting and employing additional experienced executives and employees. If we are unable to adapt our systems and business, put adequate controls in place and adapt our management team in a timely manner to accommodate our diversification, our business may be adversely affected.

The loss of key personnel could affect the depth, quality and effectiveness of our management team. In addition, if we fail to attract and retain qualified personnel, the depth, quality and effectiveness of our management team and employees could be negatively affected.

We depend on the services of our key personnel because of their experience in the distribution, publishing and licensing areas. The loss of the services of one or several of our key employees could result in the loss of customers or vendor relationships, or otherwise inhibit our ability to operate and diversify our business successfully.

Our ability to enhance and develop markets for our current products and to introduce new products to the marketplace also depends on our ability to attract and retain qualified management personnel. We compete for such personnel with other companies and organizations, many of which have substantially greater capital resources and name recognition than we do. If we are not successful in recruiting or retaining such personnel, it could have a material adverse effect on our business.

If we fail to meet our significant working capital requirements or if our working capital requirements increase substantially, our business and prospects could be adversely affected.

As a distributor and publisher, we purchase and license products directly from manufacturers and content developers for resale to retailers. As a result, we have significant working capital requirements, principally to acquire inventory, procure licenses and finance accounts receivable. Our working capital needs will increase as our inventory, licensing activities and accounts receivable increase in response to growth and/or seasonality. In addition, license advances, prepayments to enhance margins, investments and inventory increases to meet customer requirements could increase our working capital needs. The failure to obtain additional financing or maintain working capital credit facilities on reasonable terms in the future could adversely affect our business. In addition, if the cost of financing is too expensive or not available, it could require a reduction in our distribution or publishing activities.

We rely upon bank borrowings and vendor credit and payment terms to fund our general working capital and other needs and it may be necessary for us to secure additional financing in the future. If we were unable to borrow under our credit facility, obtain acceptable vendor terms or were otherwise unable to secure sufficient financing on acceptable terms or at all, our ability to grow or profit could be adversely affected.

Product returns or inventory obsolescence could reduce our sales and profitability or negatively impact our liquidity.

We maintain a significant investment in product inventory. Like other companies operating in our industry, product returns from our retail customers are significant when expressed as a percentage of revenues. Adverse financial or other developments with respect to a particular supplier or product could cause a significant decline in the value and marketability of our products, possibly making it difficult for us to return products to a supplier or recover our initial product acquisition costs. Under such circumstances, our sales and profitability, including our liquidity, could be adversely affected. We maintain a sales return reserve based on historical product line experience rates. There can be no assurance that our reserves will be adequate to cover potential returns.

We are subject to the risk that our inventory values may decline due to, among other things, changes in demand and that protective terms under our supplier agreements may not adequately cover the decline in values, which could result in lower gross margins or inventory write-downs.

The demand for products that we sell and distribute is subject to rapid technological change, new and enhanced product specification requirements, consumer preferences and evolving industry standards. These changes may cause our inventory to decline substantially in value or to become obsolete which may occur in a short period of time. We offer no assurance that price protection or inventory returnability terms may not change or be eliminated in the future, that unforeseen new product developments will not materially adversely affect our revenues or profitability or that we will successfully manage our existing and future inventories.

In our distribution business, we generally are entitled to receive a credit from certain suppliers for products returned to us based upon the terms and conditions with those suppliers. If major suppliers decrease or eliminate the availability of price protection or inventory returnability to us, such a change in policy could lower our gross margins or cause us to record inventory write-downs. We are also exposed to inventory risk to the extent that supplier protections are not available on all products or quantities and are subject to time restrictions. In addition, suppliers may become insolvent and unable to fulfill their protection obligations to us. As a result, these policies do not protect us in all cases from declines in inventory value or product demand.

In our publishing business, prices could decline due to decreased demand and, therefore, there may be greater risk of declines in our owned inventory value. To the extent that our publishing business has not properly reserved for inventory exposure or price reductions needed to sell remaining inventory, our profitability may suffer.

Further impairment in the carrying value of our assets could negatively affect our consolidated results of operations and net worth.

We recorded significant impairment charges to goodwill and other assets during the fiscal year ended March 31, 2012. We evaluate assets on the balance sheet whenever events or a change in circumstance indicates that their carrying value may not be recoverable. Materially different assumptions regarding the future performance of our businesses could result in additional asset impairment charges which could negatively affect our operating results and potentially result in future operating losses.

We have significant credit exposure and negative product demand trends or other factors could cause us significant credit loss.

We provide credit to our customers for a significant portion of our net sales. We are subject to the risk that our customers will not pay for the products they have purchased. This risk may be increased with respect to goods provided under our consignment programs due to our lack of physical control over the inventory. This risk may increase if our customers experience decreases in demand for their products and services or become less financially stable due to adverse economic conditions or otherwise. If there is a substantial deterioration in the collectability of our receivables, our earnings and cash flows could be adversely affected.

In addition, from time to time, we may make royalty advances, or invest in, other businesses. These business or investment opportunities may not be successful, which could result in the loss of our invested capital.

We may not be able to adequately adjust our cost structure in a timely fashion in response to a decrease in net sales, which may cause our profitability to suffer.

A significant portion of our selling, general and administrative expense is comprised of personnel, facilities and costs of invested capital. If we were to experience additional declines in our net sales, we may not be able to exit facilities, reduce personnel, improve business processes, reduce inventory or make other significant changes to our cost structure without significant disruption to our operations or without significant termination and exit costs. Additionally, if management is not able to implement such actions in a timely manner, or at all, to offset a shortfall in net sales and gross profit, our profitability could suffer.

Our distribution and publishing businesses operate in highly competitive industries and compete with large national firms. Further competition, among other things, could reduce our sales volume and margins.

The distribution business is highly competitive. Our competitors in the distribution business include other national and regional distributors as well as suppliers that sell directly to retailers. These competitors include the distribution affiliates of Ingram Micro, Inc., Ingram Entertainment, Tech Data Corporation, D&H Distribution, Activision, Dr. Bott LLC and Synnex Corporation.

Our competitors in the publishing business include both independent national publishers as well as large international firms. These competitors include Topics Entertainment, Nova/Avanquest, Valusoft and Phantom EFX. Certain of our competitors have substantially greater financial and other resources than we have. Our ability to compete effectively in the future depends upon a number of factors, including our ability to: obtain national distribution contracts and licenses with manufacturers/vendors; obtain publishing rights with various rights holders and brand owners; maintain our margins and volume; expand our sales through a varied range of products and personalized services; anticipate changes in the marketplace including technological developments and consumer interest in our products; and maintain operating expenses at an appropriate level. Our failure to perform adequately one or more of the foregoing may materially harm our business.

Competition in the home entertainment and multimedia products industries is intense and is often based on price. Distributors generally experience low gross profit margins and operating margins. Consequently, our distribution profitability is highly dependent upon achieving effective cost and management controls and maintaining sales volumes. A material decrease in our gross profit margins or sales volumes would harm our financial results.

We depend on third party shipping and fulfillment companies for the delivery of our products.

We rely almost entirely on arrangements with third party shipping and fulfillment companies, principally UPS, for the delivery of our products. The termination of our arrangements with one or more of these third party shipping companies, or the failure or inability of one or more of these third party shipping companies to deliver products on a timely or cost efficient basis from suppliers to us, or products from us to our reseller customers or their end-user customers, would significantly disrupt our business and harm our reputation and net sales. Furthermore, an increase in amounts charged or the implementation of surcharges by these shipping companies could negatively affect our gross margins and earnings.

We subcontract a portion of our client services to third parties, and we are subject to various risks and liabilities if such subcontractors do not provide the subcontracted services or provide them in a manner that does not meet required service levels.

We currently, and may in the future, subcontract to one or more third parties a business services offering. Under the terms of our contracts with our business service clients we are liable to provide such subcontracted services and may be liable for the actions and omissions of such subcontractors. In the event our subcontractor fails to provide the subcontracted services in compliance with required services levels, or otherwise breaches its obligations, or discontinues its business, whether as the result of bankruptcy, insolvency or otherwise, we may be required to provide such services at a higher cost to us and may otherwise be liable for various costs and expenses related to such event. In addition, any such failure may damage our reputation and otherwise result in a material adverse effect upon our business and financial condition.

Developing software is complex, costly and uncertain and operational errors or defects in such products could result in liabilities and/or impair such products’ marketability.

The process of developing new software and/or enhancing existing products is complex, costly and uncertain. Any failure by us to anticipate customers’ changing needs and emerging trends accurately could harm the value of our investment in software development activities. In connection with these activities, we must make long-term investments, develop or obtain appropriate intellectual property and commit resources before knowing whether our predictions will accurately reflect customer demand for our products. Failure to successfully develop and/or sell these products could result in the loss/impairment of our investment, which could negatively impact our results of operations.

In addition, existing and future products may develop operational problems or contain undetected defects or errors. If we do not discover such defects, errors, or other operational problems until after a product has been released and used by the customer, we may incur significant costs to correct such defects, errors, or other operational problems, including product liability claims or other contract liabilities to customers. Moreover, defects or errors in our products may result in claims for damages and questions regarding the integrity of the products, which could cause adverse publicity and impair their market acceptance.

We depend on a variety of systems for our operations, and a failure of these systems could disrupt our business and harm our reputation and net sales and negatively impact our results of operations.

We depend on a variety of systems for our operations. These systems support our operating functions, including inventory management, order processing, shipping, receiving and accounting. Certain of these systems are operated by third parties and their performance may be outside of our control. Any failures or significant downtime in our systems could prevent us from taking customer orders, printing product pick-lists, and/or shipping product. It could also prevent customers from accessing our price and product availability information.

From time to time we may acquire other businesses having information systems and records, which may be converted and integrated into our information systems. This can be a lengthy and expensive process that results in a material diversion of resources from other operations. As our needs for technology evolve, we may experience difficulty or significant cost in upgrading or significantly replacing our systems.

We also rely on the internet for a portion of our orders and information exchanges with our customers. The internet and individual websites can experience disruptions and slowdowns. In addition, some websites have experienced security breakdowns. Our website could experience material breakdowns, disruptions or breaches in security. If we were to experience a security breakdown, disruption or breach that compromised sensitive information, this could harm our relationship with our customers or suppliers or result in claims. Disruption of our website or the internet in general could impair our order processing or more generally prevent our customers and suppliers from accessing information, which could cause us to lose business.

We believe customer information systems and product ordering and delivery systems, including internet-based systems, are becoming increasingly important in the distribution of our products and services. Although we seek to enhance our customer information systems by adding new features, we offer no assurance that competitors will not develop superior customer information systems or that we will be able to meet evolving market requirements by upgrading our current systems at a reasonable cost, or at all. Our inability to develop and maintain competitive customer information systems could cause our business and market share to suffer.

Any future acquisitions or divestitures could result in disruptions to our business by, among other things, distracting management time and diverting financial resources. Further, if we are unsuccessful in integrating acquired companies into our business, it could materially and adversely affect our financial condition and operating results.

If we make acquisitions or divestitures, a significant amount of management’s time and financial resources may be required to complete the acquisition or divestiture and integrate the acquired business into our existing operations or divest a business from our operations. Even with this investment of management time and financial resources, an acquisition may not produce the revenue, earnings or business synergies anticipated. Acquisitions involve numerous other risks, including assumption of unanticipated operating problems or legal liabilities, problems integrating the purchased operations, technologies or products, diversion of management’s attention from our core businesses, adverse effects on existing business relationships with suppliers and customers, incorrect estimates made in the accounting for acquisitions and amortization of acquired intangible assets that would reduce future reported earnings (goodwill impairments), ensuring acquired companies’ compliance with the requirements of the Sarbanes-Oxley Act of 2002 and potential loss of customers or key employees of acquired businesses. We cannot assure you that if we make any future acquisitions, investments, strategic alliances, joint ventures or divest a component of our business, that such transactions will be completed in a timely manner or achieve anticipated results, that they will be structured or financed in a way that will enhance our business or creditworthiness or that they will meet our strategic objectives or otherwise be successful. In addition, we may not be able to secure the financing necessary to consummate future acquisitions, and future acquisitions and investments could involve the issuance of additional equity securities or the incurrence of additional debt, which could harm our financial condition or creditworthiness or result in dilution. Moreover, we may be unable to locate a suitable candidate with whom to accomplish an acquisition or divestiture, or may be unable to do so on terms favorable to us, which failure could negatively impact our profitability.

Interruption of our business or catastrophic loss at any of our facilities could lead to a curtailment or shutdown of our business.

We receive, manage, distribute and process returns of our inventory from a centralized warehouse and distribution facility that is located adjacent to our corporate headquarters and a warehouse and distribution facility in Ontario, Canada. An interruption in the operation of or in the service capabilities at these facilities as a result of equipment failure or other reasons could result in our inability to distribute products, which would reduce our net sales and earnings for the affected period. In the event of a stoppage at such facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times to our customers and our relationship with such customers could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. Our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions, violent weather conditions or other natural disasters. We may experience a shutdown of our facilities or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss, which could have a material adverse effect on our business, results of operations or financial condition.

Future terrorist or military actions could result in disruption to our operations or loss of assets.

Future terrorist or military actions, in the U.S. or abroad, could result in destruction or seizure of assets or suspension or disruption of our operations. Additionally, such actions could affect the operations of our suppliers or customers, resulting in loss of access to products, potential losses on supplier programs, loss of business, higher losses on receivables or inventory, or other disruptions in our business, which could negatively affect our operating results. We do not carry insurance covering such terrorist or military actions, and even if we were to seek such coverage and such coverage was available, the cost likely would not be commercially reasonable.

If one or more jurisdictions successfully assert that we should collect or should have collected sales or other taxes on the sale of our merchandise over the internet, our business could be harmed.

The application of sales tax or other similar taxes to interstate and international sales over the internet is complex and evolving. One or more local, state or foreign jurisdictions may seek to impose past and future sales tax obligations on us or other out-of-state companies that engage in e-commerce. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of merchandise for which we are not currently collecting taxes, it could result in potentially material tax liability for past sales, decrease future sales and otherwise harm our business.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited.

As of March 31, 2012, we had estimated available federal net operating loss carry-forwards (“NOLs”) of $82.7 million for federal income tax purposes that begin to expire in 2029. Our ability to use these NOLs will be dependent on our ability to generate future taxable income and may expire before we generate sufficient taxable income.

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain shareholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382. Any unused NOLs in excess of the annual limitation may be carried over to later years.

We may be unable to refinance our debt facility.

We have the ability, subject to borrowing base requirements, to borrow up to $50.0 million under our revolving credit facility. We may need to refinance all or a portion of our indebtedness on or before the maturity date of our revolving credit facility (December 2016). Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;
•	the amount of financing outstanding and lender requirements at the time;
•	restrictions in our credit agreement or other outstanding indebtedness; and
•	other factors, including the condition of the financial markets or the distribution and publishing markets.

As a result, we may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations.

Our credit agreement contains significant restrictions that limit our operating and financial flexibility.

Our credit agreement requires us to maintain specified financial ratios and includes other covenants. We may be unable to meet such ratios and covenants. Any of these restrictions may limit our ability to execute our business strategy. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders could accelerate our indebtedness, in which case we may not be able to repay all of our indebtedness.

We may be able to incur additional indebtedness, which could further exacerbate the risks associated with our current indebtedness level.

The level of our indebtedness could have important consequences. We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If we or our subsidiaries incur additional indebtedness or other obligations, the related risks that we face could be magnified.

Changes to financial accounting standards may affect our reported results of operations.

Our financial statements conform to United States generally accepted accounting principles (“GAAP”). GAAP is subject to interpretation by the Financial Accounting Standards Board, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in those policies or interpretations could have a significant effect on our reported results and could even affect our reporting of transactions that were completed before a change is announced. Financial reporting and accounting rules affect many aspects of our business, including rules relating to accounting for revenue recognition and operating leases, which are currently under review. Changes to those rules or interpretations of those rules, may have a material adverse effect on our financial results.

The expansion of our e-Commerce business has inherent cybersecurity risks that may disrupt our business.

Our strategic plans to grow e-Commerce net sales may increase our exposure to cybersecurity risks. A compromise of our security systems could result in a service disruption, or customers’ personal information or our proprietary information being obtained by unauthorized users. Although we have implemented processes to mitigate the risks of security breaches and cyber incidents, there can be no assurance that such an attack will not occur. Any breach of our security could result in violation of privacy laws, potential litigation, and a loss of confidence in our security measures, all of which could have a negative impact on our financial results and reputation.

Risks Relating to Our Common Stock

Fluctuations in our stock price could impair our ability to raise capital and make an investment in our securities undesirable.

During fiscal 2012, the last reported price of our common stock as quoted on The NASDAQ Global Market ranged from a low of $1.40 to a high of $2.05. We believe factors such as the market’s acceptance of our business and products, the performance of our business relative to market expectations, as well as general volatility in the securities markets, could cause the market price of our common stock to fluctuate substantially. In addition, the stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies, which may not have been directly related to the operating performance of those companies. Fluctuations in our stock price could impair our ability to raise capital and could make an investment in our securities undesirable.

The exercise of outstanding options may adversely affect our stock price.

As of March 31, 2012, options to purchase 2,289,334 shares of our common stock were outstanding, of which 940,002 options were exercisable as of that date. Our outstanding options are likely to be exercised at a time when the market price for our common stock is higher than the exercise prices of the options. If holders of these outstanding options sell the common stock received upon exercise, it may have a negative effect on the market price of our common stock.

Our anti-takeover provisions, our ability to issue preferred stock and our staggered board may discourage takeover attempts that could be beneficial for our shareholders.

We are subject to Sections 302A.671 (Control Share Acquisitions) and 302A.673 (Business Combinations) of the Minnesota Business Corporation Act, which may have the effect of limiting third parties from acquiring significant amounts of our common stock without our approval. These laws, among others, may have the effect of delaying, deferring or preventing a third party from acquiring us or may serve as a barrier to shareholders seeking to amend our articles of incorporation or bylaws. Our articles of incorporation also permit us to issue preferred stock, which could allow us to delay or block a third party from acquiring us. The holders of preferred stock could also have voting and conversion rights that could adversely affect the voting power of the holders of the common stock. Finally, our articles of incorporation and bylaws divide our board of directors into three classes that serve staggered, three-year terms. Each of these factors could make it difficult for a third party to effect a change in control of us. As a result, our shareholders may lose opportunities to dispose of their shares at the higher prices typically available in takeover attempts or that may be available under a merger or other proposal.

In addition, these measures may have the effect of permitting our current directors to retain their positions and place them in a better position to resist changes that our shareholders may wish to make if they are dissatisfied with the conduct of our business.

We currently do not intend to pay dividends on our common stock and, consequently, there will be no opportunity for our shareholders to achieve a return on their investment through dividend payments.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. Further, the payment of dividends by us is restricted by our credit facility and loan agreements. Consequently, shareholders should not expect an opportunity to achieve a return on their investment through dividend payments.

Our directors may not be held personally liable for certain actions, which could discourage shareholder suits against them.

Minnesota law and our articles of incorporation and bylaws provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of us against a director. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law.

Risk Factors Related to the SpeedFC Merger

Navarre shareholders who are not also SFC Equityholders have reduced ownership following the SpeedFC Merger, and may face future dilution due to the earn-out terms of the transaction. Additionally, two SFC Equityholders in particular obtained significant ownerships stakes and are in a position to exert control over the Company.

We issued 17,095,186 shares of our Common Stock to the SFC Equityholders upon the closing of the SpeedFC Merger and may issue up to 6,287,368 additional shares if all of the equity contingent payments related to the SpeedFC Merger are earned. Based on 37,293,689 shares outstanding as of November 5, 2012 (the number reported in our last quarterly report) plus the 17,095,086 shares issued in connection with the merger, the SFC Equityholders hold 31.4%, of the outstanding shares of Navarre Common Stock, and if all contingent equity amounts are earned, could own 38.5%.

In addition, SFC Equityholders Jeffrey B. Zisk and M. David Bryant, who were appointed to the Navarre Board of Directors, and Mr. Zisk was hired to serve as the president of SpeedFC, beneficially own significant amounts of Common Stock of the Company as a result of the transaction. In particular, and using the same outstanding share amounts outlined above, Mr. Zisk beneficially owns 10,198,639 shares of Navarre Common Stock or 18.6% of its outstanding shares, and will beneficially own 13,933,336 shares, or 23.0%, if all contingent amounts are earned, and Mr. Bryant beneficially owns 3,424,762 shares of Navarre common stock or 6.3% of its outstanding shares, and will beneficially own 4,674,062 shares, or 7.7%, if all contingent amounts are earned. Accordingly, the SFC Equityholders, and Messrs. Zisk and Bryant in particular, have significant voting power with respect to shares of Common Stock of the Company and may be able to exert substantial influence over our business and affairs.

If the contingent amounts are earned, the SFC Equityholders will become creditors of Navarre, and their interests may not be the same as those investors who are only Navarre shareholders.

If the contingent payments related to the SpeedFC Merger are earned, the SFC Equityholders will effectively become subordinated, unsecured creditors of Navarre since the earn-out payments will be payable, with interest, quarterly over a period of approximately 3 years. If fully earned, the total amount payable could equal a maximum of $5.0 million in cash (before interest), with up to a maximum of $1.25 million due in early 2013, and up to a maximum of $3.75 million (bearing interest at 5% per annum) payable in equal, quarterly installments, due beginning in late 2013 and ending on February 29, 2016. While the SFC Equityholders are also shareholders of Navarre, there is no guarantee that they will remain so once their shares are saleable under Rule 144, or will remain so while they are also a creditor, and even if they remain shareholders, their position as creditors may mean that their interests conflict with those of Navarre shareholders.

The market price of our Common Stock may decline as a result of the SpeedFC Merger or the issuance of shares of our Common Stock.

The market price of our Common Stock may decline as a result of the SpeedFC Merger, or due to the dilution resulting from the share issuances. We may encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the SpeedFC Merger or may be subject to other factors that affect preliminary cost estimates. In addition, we are unable to predict the potential effects of the share issuances on the trading activity and market price of our Common Stock. Sales of a substantial number of the shares issued in connection with the SpeedFC Merger will be permissible under Rule 144 six months after issuance.

In addition, we have granted registration rights to the SFC Equityholders for the resale of the shares of our Common Stock issued in connection with the SpeedFC Merger. These registration rights could facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Common Stock available for public trading. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.

The SpeedFC Merger resulted in changes to our Board and management that may affect the strategy and operations of the combined company as compared to that of Navarre and SpeedFC.

Following the completion of the SpeedFC Merger, our Board added two seats, increasing from seven to nine seats, and appointed Jeffrey B. Zisk and M. David Bryant to such seats for an initial term of one year. The Merger Agreement also provides that the Board will nominate Messrs. Zisk and Bryant at the next regularly scheduled shareholder meeting so that they can serve for a total of three years. In addition, Jeffrey B. Zisk became the President of the subsidiary Surviving Corporation, SpeedFC. This new composition of our Board and management team may affect our business strategy and operating decisions going forward. In addition, there can be no assurance that the new board will function effectively as a team and that there will not be any adverse effects on our business as a result.

Our ability to use our net operating loss carryforwards might be limited or eliminated.

Upon closing the SpeedFC Merger, we expect to have net operating loss carryforwards of approximately $83.0 million, which are potentially available for U.S. federal tax purposes. These loss carryforwards begin to expire in 2029. To the extent these net operating loss carryforwards are available, we intend to use them to reduce any corporate income tax liability associated with our operations. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership. As a result, prior or future changes in ownership could put limitations on or eliminate the availability of our net operating loss carryforwards to offset any profit. Rules governing the use of net operating loss carryforwards are complex, and any use of our net operating loss carryforwards could be challenged. To the extent our use of net operating loss carryforwards is significantly limited or eliminated, any income generated by us could be subject to corporate income tax earlier than if we were able to use net operating loss carryforwards, which could result in lower profit.

The expected benefits of the SpeedFC Merger may not be realized.

To be successful after the SpeedFC Merger, we need to integrate the operations of SpeedFC into a new subsidiary of Navarre. Integration will require substantial management attention and could detract attention from the day-to-day business of Navarre. We could encounter difficulties in the integration process, such as difficulties offering products and services across the increased facility portfolio, the need to revisit assumptions about reserves, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or customers or the need to address unanticipated liabilities. If we cannot integrate our business and SpeedFC’s business successfully, we may fail to realize the expected benefits of the SpeedFC Merger. In addition, we cannot be assured that all of the goals and anticipated benefits of the SpeedFC Merger will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts.

We have incurred substantial expenses related to the SpeedFC Merger and expect to incur additional expense.

We have incurred substantial transaction costs associated with the SpeedFC Merger and expect to incur additional expense. While we have assumed that a high level of expense will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the SpeedFC Merger expenses. Moreover, many of the expenses that could yet be incurred are, by their nature, difficult to estimate accurately. To the extent these SpeedFC Merger expenses are higher than anticipated, our future operating results and financial condition may be materially adversely affected and our ability to meet financial covenants included in the terms of our credit facilities may be impaired.

The escrow and contingent cash consideration may not be sufficient to cover all of the indemnification obligations owed to Navarre Corporation under the Merger Agreement.

Under the Merger Agreement, the SFC Equityholders are required to indemnify us for certain liabilities, costs and expenses, including liabilities, costs and expenses related to certain tax and litigation matters and a breach of the representations and warranties set forth in the Merger Agreement. In certain circumstances, the SFC Equityholders are not required to indemnify us for losses or expenses until such losses or expenses are in excess of $250,000 in the aggregate and, subject to certain adjustments, are not obligated to indemnify us for any losses or expenses in excess of $10,000,000 in the aggregate (or $20,000,000 for losses resulting from breaches of the non-intellectual property and intellectual property representations). The indemnification obligations may not provide adequate protection for any losses or expenses related to these matters. In addition, there may be unknown liabilities that are not covered by the indemnification provisions of the Merger Agreement for which we would not be entitled to indemnification. Finally, the indemnification obligations of the SFC Equityholders are largely expected to be funded out of $4,000,000 escrow and contingent cash consideration which amount may not be sufficient to cover all losses and expenses related to these indemnified matters.

We may be unable to integrate SpeedFC’s business with our own successfully.

The SpeedFC transaction is functionally similar to an acquisition as it involves the combination of two companies that operated as independent companies. Following the SpeedFC Merger, we are devoting significant management attention and resources to integrating SpeedFC’s business practices and operations with our own. Potential difficulties we may encounter as part of the integration process include the following:

    • the potential inability to successfully combine SpeedFC’s business with our own in a manner that permits us to achieve the growth expected to be achieved and other benefits anticipated to result from the SpeedFC Merger;

    • challenges leveraging the customer information and technology of the two companies;

    • challenges achieving revenue growth from sales of each company’s products and services to the clients and customers of the other company;

    • complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, clients, employees, lenders and other constituencies; and

    • potential unknown liabilities and unforeseen increased expenses or delays associated with the SpeedFC Merger.

In addition, it is possible that the integration process could result in diversion of the attention of each company’s management which could adversely affect each company’s ability to maintain relationships with customers, clients, employees and other constituencies or our ability to achieve the anticipated benefits of the SpeedFC Merger, or could reduce each company’s earnings or otherwise adversely affect our business and financial results.

We incurred substantial additional indebtedness in connection with the SpeedFC Merger and may incur more.

In order to complete the SpeedFC Merger, the Company amended its credit facility to, among other things, permit borrowing up to $25.0 million to finance the cash consideration payable at closing (less certain holdback and escrow amounts), which amount was borrowed. Additionally, up to $10.0 million in contingent payments may be payable as a result of the SpeedFC Merger. As a result, following the SpeedFC Merger we have increased indebtedness. This higher level of indebtedness may: require us to dedicate a greater percentage of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other acquisitions or investments in new technologies, and for general corporate purposes; increase our vulnerability to general adverse economic conditions, including increases in interest rates if the borrowings bear interest at variable rates or if such indebtedness is refinanced at a time when interest rates are higher; and limit our flexibility in planning for, or reacting to, changes in or challenges relating to our business and industry, creating competitive disadvantages compared to other competitors with lower debt levels and borrowing costs.

We cannot assure you that cash flow from operations, combined with additional borrowings under the credit facility and any future credit facility, will be available in an amount sufficient to enable us to repay our indebtedness, or to fund other liquidity needs. We and our subsidiaries may incur substantial additional indebtedness in the future, which could cause the related risks to intensify. We may need to refinance all or a portion of our indebtedness on or before their respective maturities. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. If we are unable to refinance our debt, we may default under the terms of our indebtedness, which could lead to an acceleration of the debt. We do not expect that we could repay all of our outstanding indebtedness if the repayment of such indebtedness was accelerated.

Our future results will suffer if we do not effectively manage our expanded operations following the SpeedFC Merger.

Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations in geographically dispersed locations and associated increased costs and complexity. There can be no assurances that we will be successful following the SpeedFC Merger.

Our increased presence in foreign jurisdictions increases the possibility of foreign law violations or violation of the Foreign Corrupt Practices Act (“FCPA”).

We are subject to the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business, and the anti-bribery laws of other jurisdictions. Any violation of the FCPA or similar laws and regulations could result in significant expenses, divert management attention, and otherwise have a negative impact on us. Any determination that we have violated the FCPA or laws of any other jurisdiction could subject Navarre to, among other things, penalties and legal expenses that could harm its reputation and have a material adverse effect on our financial condition and results of operation. Because our foreign presence expanded due to SpeedFC’s Mexican subsidiary, the possibility of violations of foreign law or the FCPA may increase.

Risk Factors Related to SpeedFC’s Business

SpeedFC faces competition from many sources that could adversely affect its business.

Many companies offer, on an individual basis, one or more of the same services offered by SpeedFC, and SpeedFC faces competition from many different sources, depending upon the type and range of services requested by a potential client. SpeedFC’s competitors include vertical outsourcers, which are companies that offer a single function, such as call centers, public warehouses or credit card processors. It competes against transportation logistics providers who offer product management functions as an ancillary service to their primary transportation services. It also competes against other business process outsourcing providers, who perform many similar services as SpeedFC. Some of its competitors are PFSWeb, Inc., GSI Commerce Inc., Innotrac Corporation, and Demandware, Inc. Many of these companies have greater capabilities than SpeedFC does for the single or multiple functions the competitors provide. In many instances, SpeedFC’s competition is the in-house operations of its potential clients themselves. The in-house operations of potential clients often believe that they can perform the same services SpeedFC does, while others are reluctant to outsource business functions that involve direct customer contact. SpeedFC cannot be certain that it will be able to compete successfully against these or other competitors in the future.

SpeedFC’s service fee revenue and gross margin is dependent upon its clients’ business and transaction volumes and its costs; certain of SpeedFC’s client service agreements are terminable by the client at will; SpeedFC may incur financial penalties if it fails to meet contractual service levels under certain client service agreements.

SpeedFC’s service fee revenue is primarily transaction based and fluctuates with the volume of transactions or level of sales of the products by the clients for whom it provides transaction management services. If SpeedFC is unable to retain existing clients or attract new clients or if it dedicates significant resources to clients whose business does not generate sufficient revenue or whose products do not generate substantial customer sales, SpeedFC’s business may be materially adversely affected. Moreover, SpeedFC’s ability to estimate service fee revenue for future periods is substantially dependent upon its clients’ and SpeedFC’s own projections, the accuracy of which has been, and will continue to be, unpredictable. Therefore, SpeedFC’s planning for client activity and targeted goals for service fee revenue and gross margin may be materially adversely affected by incomplete, delayed or inaccurate projections. In addition, certain of SpeedFC’s service agreements with clients are terminable by the client at will. Therefore, SpeedFC cannot make assurances that any of its clients will continue to use its services for any period of time. The loss of a significant amount of service fee revenue due to client terminations could have a material adverse effect on SpeedFC’s ability to cover its costs and thus on its profitability. Certain of SpeedFC’s client service agreements contain minimum service level requirements and impose financial penalties if it fails to meet such requirements. The imposition of a substantial amount of such penalties could have a material adverse effect on SpeedFC’s business and operations.

SpeedFC’s revenue and margins may be materially impacted by client transaction volumes that differ from client projections and business assumptions.

SpeedFC’s pricing for client transaction services, such as call center and fulfillment, is often based upon volume projections and business assumptions provided by the client and SpeedFC’s anticipated costs to perform such work. In the event the actual level of activity or cost is substantially different from the projections or assumptions, SpeedFC may have insufficient or excess staffing, incremental costs or other assets dedicated for such client that may negatively impact SpeedFC’s margins and business relationship with such client. In the event SpeedFC is unable to meet the service levels expected by the client, its relationship with the client will suffer and may result in financial penalties and/or the termination of the client contract.

SpeedFC’s operating results are materially impacted by its client mix and the seasonality of such clients’ business.

SpeedFC’s business is materially impacted by its client mix and the seasonality of such clients’ businesses. Historically, the volume and activity have increased substantially during the holiday season, placing significant demand on SpeedFC’s operations during that period. Based upon SpeedFC’s current client mix and their current projected business volumes, SpeedFC anticipates its revenue will be at its lowest in the fiscal fourth quarter and at its highest in the fiscal third quarter. Failure to perform could cause SpeedFC to incur financial penalities due to, among other things, not meeting contractual service levels, which could cause loss of clients and/or revenue. In addition, SpeedFC is unable to predict how the seasonality of future clients’ business may affect SpeedFC’s quarterly revenue and whether the seasonality may change due to modifications to a client’s business. As such, SpeedFC believes that results of operations for a quarterly period may not be indicative of the results for any other quarter or for the full year.

SpeedFC’s business is subject to the risk of customer concentration.

From time to time, SpeedFC may lose clients, and such clients may represent a significant percentage of overall revenue. At the end of 2011, SpeedFC was notified that one of its top three clients was terminating its contract with SpeedFC and would cease using SpeedFC’s services during the first half of calendar 2012. SpeedFC ceased providing services to this client in June 2012. For 2011, that customer represented approximately 21% of SpeedFC’s revenue. There can be no assurance that SpeedFC will be able to replace the revenue to SpeedFC from that client with revenues from new clients or increased revenues from existing clients. Unless SpeedFC is able to increase its revenue from other existing or new clients or adjust its operating costs, such reduction or termination of services could have a material adverse effect upon its business, results of operation and financial condition.

In addition, two other clients accounted for 45% and 50% of SpeedFC’s revenue for the calendar years ended December 31, 2011 and 2010, respectively. The loss of one or more of such clients, or non-payment of any material amount by these or any other client, would have a material adverse effect upon SpeedFC’s business, results of operations and financial condition.

Other Risks

Our business operates in a continually changing environment that involves numerous risks and uncertainties. It is not reasonable for us to itemize all of the factors that could affect us and/or the products and services or the distribution industry or the publishing industry as a whole. Future events that may not have been anticipated or discussed here could adversely affect our business, financial condition, results of operations or cash flows.

Thus, the foregoing is not a complete description of all risks relevant to our future performance, and the foregoing risk factors should be read and understood together with and in the context of similar discussions which may be contained in the documents that we file with the SEC in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein by reference and any other written or oral statements made by or on our behalf include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect our current views with respect to future events and future financial performance and do not relate only to historical matters. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “forecasts,” “projects,” “could,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates,” “hopes,” and similar expressions, whether in the negative or affirmative. We wish to caution you that any forward-looking statements made by us or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These statements are only predictions and speak only of our views as of the date the statements were made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity and/or performance or achievements. We do not assume any obligation to update or revise any forward-looking statements that we make, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations herein and in our most recent Annual Report on Form 10-K filed on May 25, 2012 including, without limitation, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other documents we file with the SEC and that are incorporated herein by reference, all of which you should review carefully. Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

INFORMATION WE HAVE INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus our:

•	Annual Report on Form 10-K for the year ended March 31, 2012 filed with the SEC on May 25, 2012, as amended on July 26, 2012;
•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 filed with the SEC on August 1, 2012;
•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 filed with the SEC on November 9, 2012;
•

Current Reports on Form 8-K filed with the SEC on April 4, 2012, April 13, 2012, May 24, 2012, May 30, 2012, August 29, 2012, September 28, 2012, October 30, 2012 (including Forms 8-K/A filed November 5, 2012 and November 7, 2012), November 21, 2012 (including Form 8-K/A filed January 25, 2013), and December 10, 2012; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed November 1993, including any amendments or reports for the purpose of updated such information.

All documents we file (but not furnish) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement shall be assumed incorporated by reference into this prospectus. All documents we file (but not furnish) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering are also incorporated by reference and are an important part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that have been or may be incorporated by reference in the prospectus (other than exhibits to such documents that are not specifically incorporated by reference into such documents). Your requests should be directed to our Secretary at our principal executive offices at:

Navarre Corporation

7400 49th Avenue North

New Hope, Minnesota 55428

Telephone: (763) 535-8333

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s public reference facilities at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov. You may also obtain copies of such materials by calling the SEC at 1-800-SEC-0330, or by mail from the Public Reference Room at 100 F Street NE, Washington, D.C. 20549.

This prospectus is part of a Registration Statement on Form S-3, as amended, or the Registration Statement, we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statement. For more information about us and our common stock and other securities, you should read the Registration Statement and its exhibits and schedules. Copies of the Registration Statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge via the SEC’s website.

USE OF PROCEEDS

Except as otherwise may be described in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds from the sale of the offered preferred or common stock to our general funds. These funds will be used for general corporate purposes, including capital expenditures, repayment of long term and short term debt, working capital and the financing of future acquisitions. We may also invest funds which are not required immediately in short-term, investment grade securities.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

We may offer shares of our preferred or common stock from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the preferred or common stock we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and the shares being offered and the terms under which they are being offered. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the Registration Statement of which this prospectus is a part at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Minnesota Business Corporation Act and our articles of incorporation, as amended, and bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the articles of incorporation and bylaws. See “Where You Can Find More Information.”

Our authorized capital stock consists of 110,000,000 shares no par value per share, of which 100,000,000 shares have been designated as common stock and 10,000,000 shares have been designated as preferred stock. As of December 17, 2012, we had 54,388,875 shares of our common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Each shareholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of our common stock do not have cumulative voting rights. As a result, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock. The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus, when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of our preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the State of Minnesota and the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.

Our board of directors has been authorized to provide for the issuance of up to 10,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms, among others:

•	the designation of the series;
•	the number of shares within the series;
•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;
•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;
•	whether interests in the shares of preferred stock will be represented by depositary shares;
•	whether the shares are redeemable, the redemption price and the terms of redemption;
•	the amount payable to you for each share you own if we dissolve or liquidate;
•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;
•	any restrictions on issuance of shares in the same series or any other series;
•	voting rights applicable to the series of preferred stock; and
•	any other rights, priorities, preferences, restrictions or limitations of such series.

Holders of shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing, among other rights and preferences, class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Restricted Stock, Options and Warrants

As of September 30, 2012, 377,082 unvested restricted stock awards with a weighted average grant date fair value of $1.73 were outstanding. These restricted stock awards vest over three years based on service criteria or achievement of performance targets. All restricted stock awards are settled in shares of common stock and such shares are included within our calculation of outstanding shares.

As of September 30, 2012, there were options held by our employees and others to purchase an aggregate of 2,134,666 shares of common stock. Of the outstanding options, 1,011,834 options were exercisable at September 30, 2012 at a weighted average exercise price of $2.36 per share. The weighted-average fair value of options granted during the six months ended September 30, 2012 was $82,000 and the total fair value of options exercisable was $1.5 million at September 30, 2012. The weighted-average remaining contractual term for options outstanding was 7.7 years and for options exercisable was 6.6 years at September 30, 2012. At September 30, 2012, we had 3,615,325 options available for grant under our option plans. As of September 30, 2012, the average weighted exercise price of all outstanding options was $2.06 per share.

Anti-Takeover Effects of Certain Provisions of Minnesota Law

Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover if our board of directors determines that such a takeover is not in our best interests or the best interests of our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us that could deprive our shareholders of opportunities to sell their shares of our stock at higher values.

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our stock (from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisition by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person has failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which means any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date.

Indemnification of Certain Persons

Minnesota law and our articles of incorporation and bylaws provide that we will, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Limitations on Director Liability

Our articles of incorporation limit personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by Minnesota law. Such provisions eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us or our shareholders, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or knowing violation of law, liability based on payments of improper dividends, liability based on a transaction from which the director derives an improper personal benefit, liability based on violation of state securities laws, and liability for acts occurring prior to the date such provision was added. Any amendment to or repeal of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Special Provisions of Articles of Incorporation

Our articles of incorporation divides our board of directors into three classes of directors serving staggered, three-year terms. Vacancies, and newly-created directorships resulting from any increase in the size of our board, must be filled by our board, even if the directors then on the board do not constitute a quorum or only one director is left in office. These provisions, together with the provisions of the Minnesota Business Corporation Act, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirers from making an offer to our shareholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our shareholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “NAVR.” We have not applied to list our common stock on any other exchange or quotation system.

PLAN OF DISTRIBUTION

We may sell the offered securities pursuant to this prospectus:

•	directly to purchasers;

•	to or through underwriters;

•	through dealers or agents; or

•	through a combination of methods.

We may distribute the shares from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

The prospectus supplement with respect to the shares being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in an offering, we will sign an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the shares to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The shares may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

Any shares sold pursuant to a prospectus supplement will be eligible for listing and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the shares being offered hereby is being passed upon for us by Winthrop & Weinstine, P.A., Minneapolis, Minnesota. We received certain advice from our legal counsel in connection with the matters described herein. Such legal advice is solely for our benefit and not for any shareholder or prospective investor. Purchasers of the securities offered hereby are not entitled to rely on any such advice and should not consider any such counsel to represent them or their interests.

EXPERTS

With respect to the Company, the audited consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference into this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

With respect to SpeedFC, the audited consolidated financial statements incorporated by reference into this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Philip Vogel & Co. PC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

$20,000,000

Navarre Corporation

Shares of
Preferred Stock
Common Stock

PROSPECTUS

February 5, 2013

           Shares
Common Stock

PROSPECTUS SUPPLEMENT

          , 2013

Sole Book-Running Manager

Stifel

Co-Manager

Lake Street Capital Markets